Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Ordinary Shares of Plutonian Acquisition Corp II, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of November 13, 2026.

Dated: November 13, 2026

WESTCHESTER CAPITAL MANAGEMENT, LLC

By:	/s/ CaSaundra Wu
Name: CaSaundra Wu Title: Chief Compliance Officer

WESTCHESTER CAPITAL PARTNERS, LLC

By:	/s/ CaSaundra Wu
Name: CaSaundra Wu Title: Chief Compliance Officer

VIRTUS INVESTMENT ADVISERS, LLC

By:	/s/ James Sena
Name: James Sena Title: Chief Compliance Officer